Exhibit 99.1

Digital Authentication and Identity Provider BIO-key Sees Q3 Revenues Rising over 30% to $1.8M on Strength in Software License Fees, Services and Hardware Sales

Holmdel, NJ – October 25, 2023 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) featuring passwordless, phoneless and token-less Identity-Bound Biometric (IBB) authentication solutions, announced results for its preliminary third quarter ended September 30, 2023 (Q3’23).

Highlights:

●	Revenue rose over 30% to $1.8M vs. $1.4M in Q3’22
●	Gross profit improved more than 40% to $1.4M vs. $1.0M in Q3’22
●	Q3’23 operating loss improved to approximately ($750,000) vs. an operating loss of ($2.4M) in Q3’22.
●	Q3’23 net loss per share reduced approximately 72% to ($0.08) vs. ($0.29) in Q3’22.

CEO Commentary

BIO-key CEO, Mike DePasquale commented, “Our Q3 performance reflects continued progress driving revenue growth and reducing expenses to move our business toward sustained profitability. These trends are also reflected in our nine-month results, with revenues up approximately 30% to $6.8M and our operating loss reduced by over 50%.

“We are pleased to report that our sales team has developed a significant pipeline of larger customer opportunities interested in the savings and superior user experience of our phoneless, tokenless, passwordless authentication. Our team is focused on those opportunities with the greatest potential for generating meaningful Annual Recurring Revenue (ARR). Our Channel Alliance Partner (CAP) program continues to build both its geographic scope and its sales productivity. These channels have enabled us to build our ARR to approximately $7M per year, providing a solid base on which to layer new SaaS deployments around the globe, through new customer wins and the expanded penetration of existing customer accounts.

Outlook

“We believe BIO-key is well positioned to deliver solid top-line and bottom-line improvements going forward. This view is based on the very attractive value proposition of our secure, convenient, scalable and cost-efficient solutions incorporating the industry’s widest array of multi-factor authentication methods, including our identity-bound biometric solutions. With greater cyber-insurer scrutiny and the recent SEC regulation requiring companies to report on their cybersecurity measures beginning in mid-December, we expect that most sizeable companies will be implementing multi-factor authentication throughout their workforce. We believe the market is ripe for a phoneless, tokenless passwordless FIDO passkey authentication option for manufacturing, retail, call center, and other roving workforces. Historically, Q4 tends to be one of our strongest quarters each year in terms of business volume, and we are confident about our prospects for continued growth and improved bottom line performance in 2024.

“Supporting our near-term outlook is a significant recent commitment from a long-standing international defense ministry customer, for additional software and hardware to support their expanded rollout of our biometric authentication solution. To support our working capital requirements, we are working to convert certain inventories into cash while also pursuing operating expense reduction opportunities, including relocating our headquarters, to accelerate our path to cash flow breakeven.”

Financial Results

Please note that the review of our Q3 FY2023 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and are therefore subject to change.

Q3’23 revenues rose 33% to $1.8M, reflecting increased services, software license and hardware revenue versus Q3’22. Q3’23 service revenue was driven by custom service installations for new and existing customer deployments and upgrades, and hardware revenue reflected new contact activity as well as progress in reducing hardware inventories. For the first nine months of 2023, total revenues rose 30% to $6.8M compared to $5.3M for the first nine months of 2022, reflecting growth in service and license revenue and a decline in hardware revenue.

Gross profit grew 43% to $1.4M in Q3’23 from $1.0M in Q3’22, reflecting an increase in gross margin to 77% from 71% in Q3’22. Gross profit and gross margin benefitted from a year-over-year increase in higher margin services and software license revenue and a decrease in third-party software costs, principally due to the seasonal, vacation-related slowdown in Q3 business activity in Europe.

Q3’23 operating expenses decreased 36% to $2.2 million from $3.3 million in Q3’22, due primarily to lower selling, general and administrative expenses reflecting progress in BIO-key’s expense reduction initiatives as well as lower research and development investments. BIO-key continues to seek expense reduction opportunities to further benefit its operating results.

Reflecting higher gross profit and lower operating costs, BIO-key trimmed its Q3’23 net loss to $749,000, as compared to $2.4M in Q3’22. Similarly, for the first nine months of 2023 compared to 2022, the Company reduced its year-to-date 2023 net loss to $2.5M from a net loss of $5.1M.

At September 30, 2023, BIO-key had current assets of $7.9M, including $0.3M of cash and cash equivalents, $2.9M of accounts receivable, and $4.3M of inventory.

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software managing millions of users. Its cloud-based PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to devices, information, applications, and high-value transactions. With industry-leading Identity-Bound Biometric (IBB) capabilities, BIO-key's patented software and hardware solutions enable large-scale Identity-as-a-Service (IDaaS) solutions and customized on-premises solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital to satisfy debt repayment obligations and working capital needs; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES
Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited and Unreviewed)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Services	$599,156	$371,956	$1,752,143	$1,202,866
License fees	950,015	918,260	4,664,341	3,540,592
Hardware	279,200	83,333	424,583	518,377
Total revenues	1,828,371	1,373,549	6,841,067	5,261,835
Costs and other expenses
Cost of services	125,039	162,632	639,996	554,222
Cost of license fees	203,891	173,310	1,022,919	604,677
Cost of hardware	97,674	57,841	190,074	296,278
Total costs and other expenses	426,604	393,783	1,852,989	1,455,177
Gross profit	1,401,767	979,766	4,988,078	3,806,658

Operating Expenses
Selling, general and administrative	1,592,410	2,510,706	5,467,306	6,315,277
Research, development and engineering	558,686	829,506	1,807,026	2,418,855
Total Operating Expenses	2,151,096	3,340,212	7,274,332	8,734,132
Operating loss	(749,329)	(2,360,446)	(2,286,254)	(4,927,474)
Other income (expense)
Interest income	3	8	29	216
Loss on foreign currency transactions	-	-	(15,000)	-
Investment-debt security reserve	-	(40,000)	-	(190,000)
Change in fair value of convertible note	85,890	-	183,313	-
Interest expense	(23,655)	(2,071)	(137,379)	(3,611)
Total other income (expense), net	62,238	(42,063)	30,963	(193,395)
Loss before provision for income tax	(687,091)	(2,402,509)	(2,255,291)	(5,120,869)
Provision for income tax	(62,000)	-	(205,000)	-
Net loss	$(749,091)	$(2,402,509)	$(2,460,291)	$(5,120,869)
Comprehensive loss:
Net loss	$(749,091)	$(2,402,509)	$(2,460,291)	$(5,120,869)
Other comprehensive income (loss) – Foreign currency translation adjustment	35,363	(119,269)	127,393	(229,350)
Comprehensive loss	$(713,728)	$(2,521,778)	$(2,332,898)	$(5,350,219)
Basic and Diluted Loss per Common Share	$(0.08)	$(0.29)	$(0.27)	$(0.64)
Weighted Average Common Shares Outstanding:
Basic and diluted	9,130,899	8,148,848	9,049,835	8,054,207

Please note that the review of our Q3 FY2023 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and are therefore subject to change.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES
Preliminary Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(Unaudited and Unreviewed)
ASSETS
Cash and cash equivalents	$307,086	$2,635,522
Accounts receivable, net	2,899,218	1,522,784
Due from factor	62,572	49,500
Inventory	4,289,213	4,434,369
Prepaid expenses and other	362,250	342,706
Total current assets	7,920,339	8,984,881
Equipment and leasehold improvements, net	69,202	107,413
Capitalized contract costs, net	264,349	283,069
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	50,464	197,355
Intangible assets, net	1,519,592	1,762,825
Total non-current assets	1,912,319	2,359,374
TOTAL ASSETS	$9,832,658	$11,344,255

LIABILITIES
Accounts payable	$1,644,100	$1,108,279
Accrued liabilities	1,030,033	1,009,123
Income taxes payable	231,000	-
Convertible note payable	2,412,890	2,596,203
Government loan – BBVA Bank, current portion	135,308	120,000
Deferred revenue, current	594,262	462,418
Operating lease liabilities, current portion	42,176	159,665
Total current liabilities	6,089,769	5,455,688
Deferred revenue, long term	37,280	52,134
Deferred tax liability	146,997	170,281
Government loan – BBVA Bank – net of current portion	221,625	326,767
Operating lease liabilities, net of current portion	9,570	37,829
Total non-current liabilities	415,472	587,011
TOTAL LIABILITIES	6,505,241	6,042,699

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,438,894 and 9,190,504 of $.0001 par value at Sept 30, 2023 and Dec. 31, 2022, respectively	946	919
Additional paid-in capital	122,362,110	122,028,612
Accumulated other comprehensive loss	(115,208)	(242,602)
Accumulated deficit	(118,920,431)	(116,485,373)
TOTAL STOCKHOLDERS’ EQUITY	3,327,417	5,301,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,832,658	$11,344,255

Please note that the review of our Q3 FY2023 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and are therefore subject to change.